EXHIBIT 10.5

750 Washington Boulevard
Stamford, CT 06901

The Student Loan Corporation

July 22, 2010

Personal and Confidential

John Vidovich
c/o The Student Loan Corporation
750 Washington Boulevard
Stamford, Connecticut  06901

Dear John:

It is my pleasure to inform you that you are eligible to participate as a Business External Facing member in The Student Loan Corporation Retention and Severance Program (the “Program”).  A copy of the Program is enclosed for your reference.  If you agree to become a member in the Program then, subject to the terms and conditions set forth in the Program, in connection with a change in the ownership of The Student Loan Corporation you may be entitled to receive a payment equal to 100% of your Total Compensation (as defined in the Program) and severance protection benefits.

To become a member in the Program, please sign where indicated on last page of the Program and return it to Christine Homer.

Sincerely,

THE STUDENT LOAN CORPORATION

By: /s/ Rodman L. Drake
Name: Rodman L. Drake
Title: Chairman of the Compensation Committee, acting as agent on behalf of the Company as authorized by the Company’s Board of Directors

Retention and Severance Program (the “Program”)
Senior Management
The Student Loan Corporation (the “Company”)

July 2010

Introduction

● The Compensation Committee of the Company’s Board of Directors (the “Board”) will select the senior managers of the Company that are eligible to become members in the Program.  Such individuals will receive a letter that notifies him or her of their ability to become a member in the Program and that sets forth his or her tier level (the “Notification Letter”) and will become a member in the Program effective as of the date the member executes and delivers a copy of the Program as set forth on the signature page hereto.

● Members are divided into three tiers:

o Business Head

o Business External Facing

o Support

● Retention provisions apply to all members except as otherwise specifically identified by tier.

● Retention provisions are not intended to result in a duplication of benefits and are not intended to be added to existing change in control and severance plans and programs both at the Company and within Citigroup Inc. (“Citi”).

Term	● Effective until 12/31/2011.
Qualifying Termination (Note: Each Qualifying Termination must also constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”))

● The termination of the member’s employment by the Company (or its successor) without Cause within the Protected Period.

● The member’s termination of his or her employment either with the Company or its successor with Good Reason within the Protected Period.

● The “Protected Period” means the point from a Change in Control until twelve (12) months following a Change in Control.

Transaction Award	● An amount equal to a percentage of the member’s Total Compensation, as set forth in the member’s Notification Letter.
Total Compensation

● A member’s “Total Compensation” means the sum of his or her (i) Base Salary plus (ii) the member’s DIRA Award paid in respect of performance for the year prior to the year in which the Change in Control occurs.

Base Salary Definition

● A member’s “Base Salary” means the annual rate of base salary paid to him or her immediately prior to the Change in Control (as defined below), determined prior to any deferrals under any applicable deferral plan or program and disregarding any reduction in the member’s base salary that results in the member’s resignation for Good Reason (as defined below).

DIRA Award Definition

● A member’s Citi Discretionary Incentive and Retention Award which is awarded at the discretion of management based upon a variety of factors including the Company’s and Citi’s performance and the individual’s contribution.  Such award is subject to Citi's policies, programs and practices regarding such awards, including Citi's Capital Accumulation Program or Citi's Deferred Cash Award Plan (collectively referred to as "CAP"), including Citi’s right to grant all or part of a discretionary incentive and retention award in a form other than cash including, for example, a deferred cash award, a contingent, deferred or restricted stock award, stock options, and/or common stock equivalents (pursuant to which awards denominated in cash currency may be settled in Citigroup Inc. common stock or other compensation).

DIRA Award Opportunity

● Members are also eligible for a DIRA Award for the performance year in which a Change in Control occurs.  The amount of such DIRA Award, if any, will be based upon a variety of factors including individual performance, the performance of the business, and the performance of Citi, and will be granted as a lump sum cash award.  Award amounts will be discretionary, will be based on the time elapsed with the performance year and will be determined by mutual agreement between  Citi and the Compensation Committee.

Post-Termination Benefits

● Accrued Obligations.  In addition to the Transaction Award, following a Qualifying Termination the Company will pay to the member following the date of termination (i) the member’s annual base salary through the date of termination to the extent not theretofore paid or otherwise deferred by the member, payable in accordance with the Company’s regular payroll practices, (ii) any accrued vacation pay to the extent not theretofore paid, payable in accordance with Company policy, (iii) any annual bonus earned (and not otherwise deferred) by the member for the most recently completed fiscal year prior to the date of termination to the extent not theretofore paid, paid when otherwise payable in accordance with the applicable bonus plan, (iv) reimbursement for any unreimbursed business expenses incurred by the member, and payable, in accordance with Company policy, and (v) any other vested amounts or vested benefits due under any equity, benefit, incentive or fringe plan, grant or program applicable to the member in accordance with the terms and conditions of said plan, grant or program.

● Vesting.  Benefits under the Company’s nonqualified retirement plans will vest in accordance with the terms and conditions of the applicable plan.  Restriction periods will lapse in accordance with the terms of any grant under the Capital Accumulation Program (CAP), the Deferred Cash Awards Program (DCAP), the Common Stock Equivalents Plan (CSE), and the Citigroup Employee Option Program (CEOG) and exercise periods would continue to apply In accordance with the terms of the plan.

● Outplacement Services:  The Company will provide outplacement services for the member for up to 12 months following a Qualifying Termination, provided that the cost for such services for the member shall not exceed $15,000.

Indemnification, Advances, and D&O Insurance

● Members shall be eligible for continued (i) rights to indemnification and advances, without time limit, to the full extent provided to active officers and directors of the Company or its successor, and (ii) coverage under D&O or similar insurance equal to that maintained for active officers and directors of the Company or its successor for six years post termination.  Such rights and coverage to benefit post-termination officers/directors and their estates, heirs, etc. with respect to any matter involving actions or omissions while an active officer/director.

Change in Control

● An acquisition of at least 50% interest in the Company by a person or group following which the stockholders of the Company before the transaction cease to hold a majority of voting power after the transaction;

● Citi and its affiliates ceasing to own at least 50% of the Company’s outstanding equity or 50% of the Company’s voting power;

● the hostile change in majority of the Board during any period of twelve consecutive months;

● a merger or other business combination following which Citi and its affiliates ceases to own at least 50% of the Company’s outstanding equity and 50% of the Company’s voting power;

● the later to occur of (A) and (B):

(A) either (i) a sale or other disposition in one or a series of related transactions of all or substantially all of the Company’s private student loan business, or (ii) (a) a sale or other disposition in one or a series of related transactions of all or substantially all of the Company's unencumbered private student loan assets, (b) either (y) a sale or other disposition in one or a series of related transactions of the private student loan origination platform, or (z) the termination of any use of the private student loan origination platform, and (c) and the adoption of a plan of liquidation for all or substantially all of the remaining private student loan assets; and
(B) either  (i) a sale or other disposition in one or a series of related transactions of all or substantially all of the Company’s remaining assets (other than private student loan assets); or (ii) the Company’s equity ceasing to be listed on a national securities exchange.

Cause

● The willful and continued failure of the member to perform substantially the member’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the member by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the member has not substantially performed the member’s duties;

● the member’s failure to follow the legal direction of the Board or a more senior officer (other than any such failure resulting from incapacity due to physical or mental illness);

● the member’s willful misconduct or gross negligence involving the Company or its assets, business or employees that is materially injurious to the Company;

● the member’s indictment for, or conviction of , or pleading guilty or nolo contendere to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position);

● the willful engagement by the member in illegal conduct that is injurious to the Company; or

● the member’s material breach of any provision of any agreement between the member and the Company.

● Conduct constituting “Cause,” if curable, may be cured within 30 days after written notice.

Good Reason

● A diminution in the member’s base salary to less than 75% of the member’s current base salary (excluding reductions that apply commensurately to all officers of the Company or its successor, as applicable);

● A material diminution in the member’s authority, duties, or responsibilities, including, without limitation, the involuntary transfer of the member to an Inferior Position, whether within the Company, its successor or any other company within Citi;

● A requirement that the member relocate his or her principal business location to a place that is more than 40 miles from where the member was based; or

● Any other action or inaction that constitutes a material breach by the Company of the Program.

An event will not constitute “Good Reason” unless the member provides the Company with not less than 30 days notice and it is not cured within 90 days of the event that the member claims constitutes Good Reason.

Inferior Position

● An involuntary and material diminution within the Company, a successor or another Citi affiliate, solely if associated with a material diminution in base salary, authority, duties, or responsibilities that would have been a basis for a Good Reason termination by the member.

Transaction Award Triggering Events and Payment Schedule

● As soon as practicable, but in any event no later than 60 days, following a Change in Control (subject to the member executing a Release within the time frame specified below) and without regard to a Qualifying Termination, the Company or its successor will pay to a member, in cash, a sum equal to 100% of the member’s Transaction Award.

Severance Payment

● In the event that a Participant incurs a Qualifying Termination within one (1) year of the Change in Control, a Severance Payment will be paid to the member in a lump sum within sixty (60) days following the Qualifying Termination, subject to the member’s execution of a Release within 45 days following the Qualifying Termination.

● The Severance Payment amount will be equal to the amount that would be payable under the Citigroup Separation Pay Plan as if a qualifying separation had occurred under such plan.  Years of service will carry over for a period of one (1) year following a Change in Control.

Timing of Payments/ Section 409A

● Neither the Company nor Citi guaranty the tax treatment of any payments made under the Program, however the timing of any payments to be made under the Program are structured in a manner intended to be exempt from IRC Section 409A, to the extent practicable, and otherwise intended to comply with IRC Section 409A, and shall be limited, construed and interpreted in accordance with such intent.

No Duty to Mitigate; No Set off	● The member need not mitigate or seek other employment after a Qualifying Termination, and the Company will not have a right of set off.
Restrictive Covenants
As a condition to participation in the Program, by signing below the member acknowledges and agrees that he or she will be subject to the following covenants:

● Non-solicitation of Citi’s and the Company’s employees while employed and for a period of 2 years thereafter for Business Head and Business External Facing members and for a period of 1 year thereafter for Support members;

● Non-solicitation of Citi’s and the Company’s clients or customers to terminate their relationship with Citi or the Company or to transfer assets away from or otherwise reduce its business with Citi or the Company while employed and for a period of 1 year thereafter; and

● Non-disparagement of the Company and its affiliates, officers, directors, employees, shareholders, products or services.

Non-Exclusivity of Rights

● Nothing in the Program shall prevent or limit the member’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the member may qualify, nor shall anything in the Program limit or otherwise affect such rights as the member may have under any other contract or agreement with the Company (except that the payments and benefits under the Program shall be reduced by any WARN payments, any other statutory-based payments and any termination payments under the Company’s Severance Plan and other termination arrangements (so as to avoid any duplication of benefits))  .

Release

● The form of release is attached as Exhibit A to the Program (subject to such changes as the Company thereafter deems, on advice of counsel, to be required to reflect subsequent changes or interpretations in law).

● Both parties must act in good faith to execute and deliver the Release within 60 days after a Change in Control and a Qualifying Termination, as applicable.

Successors and Assigns

● The terms of the Program are binding upon the Company and its successors and assigns, and, except where a successor shall become liable under the Program by operation of law, the Company will require any successor to assume and expressly agree to perform the Company’s obligations under the Program in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Enforceability; Amendments

● Each member has the right to enforce his or her rights under the Program individually.

● The Company may amend the Program any time, however any amendment to the Program that is adverse to a member will not be effective unless consented to in writing by the member.

Dispute Resolution:

● Any and all disputes relating in any way to the validity, interpretation or enforcement of the Program will be resolved through binding arbitration before a single arbitrator to be held in the Borough of Manhattan, New York County, in the State of New York, in accordance with the then current rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.

Governing Law	● New York, without regard to conflicts of law principles
Withholding	● Any payments under this Program shall be reduced by applicable withholding taxes or other amounts required to be withheld by law or otherwise.
Employment at Will

●The Program shall not be construed as a promise or guarantee of employment for any defined period of time. The member’s employment relationship with the Company and with Citi continues to be “at will,” which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not otherwise prohibited by law.

EESA

● Any payment or award granted to a member, whether made pursuant to the Program or otherwise, will be modified (including through the member's waiver of such payment or award) to the extent necessary to comply with the Emergency Economic Stabilization Act of 2008, as amended (and any regulations or interpretations that may from time to time be promulgated thereunder), or any other law or regulation subsequently adopted that is applicable to participants in the Troubled Asset Relief Program, the Capital Purchase Program, or any other programs made available under the Emergency Economic Stabilization Act of 2008.

[Signature page follows]

Please indicate your acceptance of these terms and conditions of your participation in the Program by signing where indicated below and returning this document to Christine Homer at your earliest convenience.

Sincerely,
The Student Loan Corporation

__/s/ Rodman L. Drake________________
Name: Rodman L. Drake
Title:	Chairman of the Compensation Committee, acting as agent on behalf of the Company as authorized by the Company’s Board of Directors

Acknowledged by:

Citigroup Inc.:

/s/ George Awad
Name: George Awad
Title: Chief Executive Officer Consumer Finance for Citi Holdings

MEMBER:

Accepted: ___/s/ John Vidovich____
      Name:    John Vidovich

Date Signed: ______7/30/10_________

EXHIBIT A

FORM OF RELEASE

PERSONAL AND CONFIDENTIAL

Date

Employee Name
Address
City, State  Zip

Dear Employee Name:

This Separation Agreement (“Agreement”)1 sets forth the total payments and benefits that you are eligible to receive in connection with your receipt of a Transaction Award under the terms of the Student Loan Corporation Retention and Severance Program (the “Program”) and your separation of employment from the Student Loan Corporation (“Student Loan Corporation”) and Citigroup Inc. (“Citi”).  References herein to the “Company” shall be deemed to refer to the Student Loan Corporation, Citi, and their respective subsidiaries and affiliates unless the context requires otherwise.

1.	Termination Date and Benefits. Regardless of whether you sign this Agreement, the following provisions shall apply:

(a)
Except as otherwise provided below, your employment will terminate at the close of business on _________ (“Termination Date”). [If subject to Garden Leave or as otherwise applicable: From the date of this Agreement through __________ (“Transition Period”), you will continue to receive regular salary continuation payments at your current annual base salary rate of $__________ (less applicable taxes, withholdings, and deductions). These payments will be made on the regular payroll dates established by the Company during this period.]

(b)
You will be paid any annual bonus earned (and not otherwise deferred) for the most recently completed fiscal year prior to your Termination Date to the extent not theretofore paid, paid when otherwise payable in accordance with the applicable bonus plan.

(c)	You will be reimbursed for any unreimbursed business expenses that you incurred prior to your Termination Date, payable, in accordance with Company policy.

(d)
You will be paid or will receive any other vested amounts or vested benefits due to you under any equity, benefit, incentive or fringe plan, grant or program of the Company applicable to you in accordance with the terms and conditions of said plan, grant or program.

(e)
Effective ___________, you are relieved of your job duties and responsibilities and should no longer report to work or contact clients or represent yourself to be acting on behalf of the Company. Further, as of such date, your signing authority is hereby revoked and you will no longer serve as an officer, director or member of the Company, or their respective subsidiaries, affiliates, successors, assigns, and all other company-related entities, boards or committees.  If requested, you will tender appropriate letter(s) of resignation.

(f)
You will receive payment (less applicable taxes, withholdings, and deductions) for any unused planned time off that you earned through [CHOOSE ONE: your Termination Date OR the last day of your Transition Period] pursuant to applicable policy. This payment will be made as soon as administratively practical following [CHOOSE ONE: your Termination Date OR the last day of your Transition Period].

(g)
Any award, grant, or purchase, made to or by you pursuant to any Citigroup Capital Accumulation Program (“CAP”), or any other stock, deferred compensation, or employee investment or limited partnership plan shall be treated pursuant to the terms of the applicable programs, plans, prospectuses, and administrative practices, and any changes thereto. Please consult the relevant prospectus or plan documents for the controlling terms. You may also contact ConnectOne at (800) 881-3938 and select option 5, or send an email to the Equity Compensation Customer Service Department at stock.option.unit@citigroup.com. As defined above and for purposes of this Paragraph 1(_), your Termination Date shall be [CHOOSE ONE:______________ OR the last day of your Transition Period]. Please note that to the extent you have any stock option awards, those awards have expiration dates that may vary based on the date of the award. Further, the time to exercise any outstanding options you may have pursuant to the terms of the applicable plans or programs is the earlier of (1) the option expiration date or (2) a date that is counted from your Termination Date, notwithstanding whether or when you may sign this Agreement.

(h)
If you are currently enrolled in the Citi Medical Plan, Dental Plan, Vision Plan or an HMO, you may elect, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to temporarily continue your benefits beginning from the first full month following your Termination Date. You will receive notification from the Benefits Service Center for COBRA Administration further advising you of the continuation of benefits available and the rates and premium payment procedure. If eligible, you may elect to enroll in retiree medical and dental coverage (“Retiree Insurance”) under the Citi Medical and Dental Plans. Your eligibility, the date on which you must first commence Retiree Insurance, your cost and the other terms and conditions of Retiree Insurance will be determined in accordance with the plan document and applicable policies as administered and interpreted by the Retiree Insurance administrators.

(i)
Through your Termination Date, you must continue to comply with all stock ownership commitments and all personal trading policies that applied to you during your employment. The personal trading restrictions imposed by these policies apply to all personal trading accounts (“Personal Accounts”) held by you as well as the personal accounts of immediate family members if they are subject to those polices (“Related Accounts”). Failure to abide by the applicable trading restrictions for both Personal Accounts and Related Accounts may result in trade cancellation with all associated costs being borne by the account holders. To pre-clear transactions or if you have questions regarding personal trading, please contact [          ].2

2.
Transaction and Separation Benefits.  In consideration for signing this Agreement and complying with its terms, and subject to any legal, governmental, or regulatory requirements or approvals, you will receive:

(a)
A lump sum payment of $__________ (less applicable taxes, withholdings, and deductions) representing your Transaction Award payable under the Program (the “Transaction Award Payment”), which will be made as soon as administratively practical after the Effective Date of this Agreement but in no event more than 60 days following your Termination Date, provided that this Agreement is effective prior to such date.

(b)
A lump sum payment of $__________ (less applicable taxes, withholdings, and deductions) representing your severance award payable under the Program (the “Severance Payment”), which will be made as soon as administratively practical after the Effective Date of this Agreement, but in no event more than 60 days following your Termination Date, provided that this Agreement is effective prior to such date.

(c)	Outplacement services as provided for under the Program.

3.
Loan Obligations.  Any outstanding loan, bonus advance, or similar obligation you may owe the Company in connection with your employment (individually and collectively, “Loan Obligation”) shall be governed by the terms of your Advance Agreement, Promissory Note, Special Compensation Agreement, or other applicable loan documentation (the “Loan Documents”). If you have a Loan Obligation, you remain obligated to repay it in accordance with the terms of the Loan Documents unless you and the Company have otherwise agreed in writing. In the event of any conflict between this Agreement and the Loan Documents, the terms of the Loan Documents shall govern.

4.	Sufficiency. You acknowledge that the Transaction Award Payment and the Severance Payment constitute valuable consideration for your obligations under this Agreement.

5.	Indemnification. You will continue to be eligible for indemnification and directors and officers liability insurance in accordance with the terms of the Program.

6.	Release of Claims.

(a)
In exchange for the payments set forth above, you, on behalf of yourself, your agents, representatives, assignees, attorneys, heirs, executors, and administrators (collectively referred to as “Releasors”), release the Company, its predecessors, successors and assigns, and its and their current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities and its and their current and former officers, directors, shareholders, employees, agents, and representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, allowances, bonus, stock, stock options, costs, expenses, attorneys’ fees, and remedies of any type (individually and collectively, “Claims”) that Releasors may have by reason of any matter, cause, act, or omission, including, without limitation, those arising out of or in connection with your employment with [or separation from] the Company. This release applies to Claims that Releasors know about and those Releasors may not know about arising at any time up to the date you sign this Agreement.

(b)
This release includes, but is not limited to, a release of all rights and Claims against the Releasees under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, and the Home and Work State FEP Laws, as well as any other foreign, federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination of employment, retaliation, equal opportunity or wage and hour. You specifically understand that you are releasing Claims based on age, race, color, sex, sexual orientation, gender identity or expression, marital status, religion, national origin, citizenship, military or veteran’s status, disability, genetic characteristic, and all other legally protected categories.

(c)
This release also includes a release of all Claims against the Releasees for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit Claims including, without limitation, Claims concerning salary, bonus, and any awards, grants, or purchases under any equity and incentive compensation plan or program, and separation pay under any separation pay plan maintained by the Company.

(d)
You waive your right to any monetary or other recovery of any kind for any Claims released herein against the Company or the Releasees in any forum, including federal, state, or local court or in arbitration, any administrative proceeding with any federal, state, or local administrative agency, or the Company’s dispute resolution procedure. In addition, you waive your right to pursue any disputes against the Company and the Releasees under any applicable dispute resolution procedure including any arbitration policy arising up to the date you sign this Agreement.

(e)
Notwithstanding anything herein, you expressly reserve and do not release (i) your rights under this Agreement and the Program, (ii) your rights to or in any individual account(s) in which you have personally invested funds or, if applicable, under the provisions of the SSB Capital Partners I, L.P., the Citigroup Employee Fund of Funds I, L.P., the Citigroup Capital Partners II, L.P., and/or the Citigroup Venture Capital International Growth Fund II, L.P., (iii) your vested rights under any applicable pension or 401(k) plan, (iv) Claims arising after the date you sign this Agreement, and (v) your rights to indemnification under the applicable by-laws (and any amendments thereto) or applicable law, including without limitation your rights to indemnification and directors and officers liability insurance in accordance with the terms of the Program.

(f)
Further, nothing in this Agreement shall be construed to prevent you from filing a charge with, or participating in an investigation conducted by, the U.S. Equal Employment Opportunity Commission or applicable state or local agency. However, you understand and agree that you shall not be entitled to seek or receive any monetary compensation as a result of any proceeding of any kind including, but not limited to, a proceeding arising from the filing of a charge and/or participating in an investigation resulting from the filing of a charge by you or anyone on your behalf.

7.
No Admission.  You are entering into this Agreement as a compromise and in full and final settlement of all disputed claims, if any, you have or may have against the Company and the Releasees as of the date you sign this Agreement. This Agreement does not constitute an admission of any liability or wrongdoing by the Company or the Releasees, and the Company denies that it is responsible or legally obligated to you for your claims, or that it has engaged in any wrongdoing.

8.	Representations.

(a)
You represent and warrant that, as of the date you sign this Agreement, and other than payments to be made pursuant to Paragraphs 1 and 2 above, as applicable, (i) you have been paid all wages due and owing from the Company, including, but not limited to, overtime, in accordance with the Fair Labor Standards Act and applicable state wage law(s), and (ii) you have received any and all benefits for which you would be eligible under the Family and Medical Leave Act or state law equivalent.

(b)
Subject to Paragraph _(f) above, you represent and warrant that you have not filed, directly or indirectly, nor caused to be filed, any legal proceeding against the Company or the Releasees in any state or federal court or in arbitration, or any administrative proceeding with any local or state agency having jurisdiction over claims of employment discrimination, claims for past or future wages, salary, bonuses, stock, stock options or other forms of compensation or benefits, or any other issues concerning your employment with [and separation from] the Company.

(c)
You represent that you have submitted all business-related expenses for reimbursement pursuant to the applicable policy, and that other than a Loan Obligation, you have no unpaid, outstanding debts due to the Company on your business credit card or for tax equalization (where applicable), wage overpayment, or the like. If there is an outstanding debt due to the Company [delete parenthetical if Paragraph 3 deleted(other than a Loan Obligation, repayment of which shall be governed by the Loan Documents as described in Paragraph 3 above)], you agree to pay such debt immediately and, in the event you do not pay such debt prior to your Termination Date, you authorize the Company to deduct any amounts owed from the Transaction Award Payment.

9.	Confidential Information and Return of Company Property.

(a)
You acknowledge and agree that any confidential, secret and/or proprietary information regarding the Company, including any nonpublic information regarding the Company’s business, products and services, methods, systems, and business plans, and information regarding the Company’s current, former and prospective employees, clients and vendors (“Confidential Information”), is the exclusive property of the Company. You further acknowledge and agree that you have an ongoing obligation not to disclose or use, either directly or indirectly, any Confidential Information for any reason unless required by a statute, by a court of law, or by any government, regulatory, or self-regulatory agency having supervisory authority over the business of the Company with jurisdiction to order you to divulge, disclose or make accessible such information. Except as to an inquiry by any government, regulatory, or self-regulatory agency, prior to disclosure, you shall give notice to [     ], of any such request or demand for Confidential Information immediately upon your receipt of same, and shall reasonably cooperate with the Company in any application the Company may make seeking a protective order or barring disclosure of such Confidential Information.

(b)
You agree to return on or before your last day of work all Confidential Information and all other Company property in your possession, custody or control, including all customer and client lists, all books, records, documents and any other information in your possession which relate to the Company’s customers or business, all equipment (including laptops and computers with applicable passwords), and any keys, access cards, and corporate credit and calling cards. Further, you will change your voicemail message as instructed.

10.	Confidential Agreement.

(a)
You agree to keep the existence, terms, and negotiations leading to this Agreement strictly confidential and not to disclose them in any manner whatsoever, whether orally or in writing, whether directly or indirectly, to any person or entity except for disclosure to your attorney, accountant, financial advisor, and spouse/domestic partner/partner by civil union (individually and collectively, “Covered Person”). You hereby represent that neither you nor anyone acting on your behalf has previously done so. In the event that a Covered Person engages in conduct that would breach this Paragraph, such conduct shall constitute a breach of this Paragraph just as if you had engaged in such conduct.

(b)
Nothing contained in this Agreement is intended to prohibit or restrict you or the Company from disclosing this Agreement or providing truthful information concerning your employment or the Company’s business activities to any government, regulatory, or self-regulatory agency such as the Financial Industry Regulatory Authority, Inc. (“FINRA”) or the New York Stock Exchange, Inc. (“NYSE”), or from responding to any court order or subpoena. Further, you may disclose the terms of this Agreement if necessary in any action to enforce this Agreement. Except with regard to an inquiry by any government, regulatory, or self-regulatory agency you will promptly give notice of any attempt to compel disclosure of the terms of this Agreement to [    ], at the address above, as soon as possible and at least five days before compliance is required.

(c)
Notwithstanding anything to the contrary in this Agreement, your obligation to maintain the confidentiality of this Agreement does not apply to the tax structure or tax treatment of the transactions described in this Agreement, and you (or a Covered Person) may disclose, within the limitations of any law, the tax structure and tax treatment of these transactions and documents related to them (including opinions or other tax analysis).

11.
Non-Disparagement.  You agree not to disparage or denigrate the Company or the Releasees orally or in writing.  [If applicable, add: For the sole purpose of your job duties in any future employment that requires you to comment publicly on the Company, the non-disparagement obligations set forth in this Paragraph __ are limited to your use of any information that you learned during or as a result of your employment with the Company.]

12.	Reference Requests. You agree to direct all requests by prospective employers for employment verification information to any person or entity designated by the Company.

13.	Non-Solicitation.

(a)
For [CHOOSE ONE AS APPLICABLE UNDER THE PROGRAM:[one] [two] year[s] following the later of your Termination Date or the Effective Date of this Agreement, you shall not directly or indirectly hire, or cause a third party to hire, any Company employee; nor shall you directly or indirectly solicit or induce, or cause a third party to solicit or induce, any employee of the Company to terminate his/her employment with the Company and become employed elsewhere.

(b)
For one year following the later of your Termination Date or the Effective Date of this Agreement, you agree that you will not directly or indirectly (i) solicit or induce any customer, client or account of the Company with whom you had substantial contact during your employment to terminate its relationship with the Company or to divert any portion of its business with the Company to another person or entity, or (ii) solicit away or induce away from the Company, or cause to be solicited or induced away from the Company, any current business from any customers, clients or accounts of the Company. This Paragraph is not intended to prohibit you from servicing existing clients of any future employer.

14.
Duty to Cooperate.  You agree to reasonably cooperate with the Company and its counsel with regard to any past, present or future legal, regulatory, governmental investigation, or other proceeding or matters that relate to or arise out of the business you conducted on behalf of the Company. You agree that the information that you have provided or will provide to the Company and its legal counsel will be complete and truthful. You acknowledge that you have advised the Company’s legal counsel completely and truthfully of all facts that you are aware of that constitute or might constitute violations of the Company’s ethical standards or legal obligations, and you agree that you will completely and truthfully advise the Company’s legal counsel in the future of all such facts that come to your attention. The Company will reimburse you for any reasonable out-of-pocket expenses incurred in connection with this Paragraph to the extent they are eligible for reimbursement under the Company’s policy then in effect.

15.	Enforceability.

(a)
This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including, without limitation, validity, construction, effect, performance, and remedies except where otherwise provided by law, in which case, it shall be governed by the laws of the state in which you currently work.

(b)
The invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of any other provision of this Agreement, or of this Agreement in its entirety in any other jurisdiction. You and the Company agree that if any provision herein is found to be invalid or unenforceable by a court of competent jurisdiction, you and the Company will request that the court revise the provision to come closest to the meaning intended and the provision will be enforced as rewritten without affecting any other provision of this Agreement. To the extent it may be necessary, you agree to cooperate with the Company and its attorneys in seeking any regulatory, governmental or court approval of the terms of this Agreement in order to ensure that it is fully enforceable as written.

16.
Arbitration.  You and the Company agree that any and all disputes arising out of or relating in any way to the validity, interpretation, or enforcement of this Agreement, other than injunctive relief, shall be resolved through binding arbitration  before a single arbitrator to be held in the Borough of Manhattan, New York County, in the State of New York, in accordance with the then current rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes. The decision of the arbitrator(s) will be final and binding. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will bear its own attorneys’ fees and expenses in arbitration except, and only to the extent required by applicable statute, as may be awarded in arbitration. Nothing contained herein shall limit the Company’s right to obtain injunctive relief in a court of law in aid of arbitration.

17.	Modification by the Company.

(a)
You acknowledge and agree that you and the Company intend for this Agreement to be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury pronouncements relating thereto. You further agree that this Agreement may be amended by the Company to the extent necessary in the Company’s judgment to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any rules, regulations and Treasury pronouncements relating thereto in order to preserve the payments and benefits provided herein without additional cost to the Company. To the extent that the Company may need to delay any post-termination payment to you in order to be in compliance with the Code, you hereby agree to hold the Company harmless from and with respect to any costs, interest or other damages you incur relating to such delay. In no event shall the Company be liable for any Section 409A additional tax, penalties or interest, or for any damages, as a result of any amendment of or failure to amend this Agreement.

(b)
You further acknowledge and agree that (i) this Agreement may be subject to government or regulatory approval, and (ii) this Agreement may be modified by the Company to the extent required to allow it to comply with or satisfy any legal, regulatory, or governmental requirements or directives, or to qualify for any government loan, subsidy, investment, or other program.

18.	Breach of this Agreement.

(a)
You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs __, __, __, or __ of this Agreement would be inadequate and, therefore, in addition to any remedies at law or under the terms of the applicable benefit or equity plans, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

19.	Knowing and Voluntary Agreement.

You acknowledge that (a) you have read and understand each of the provisions of this Agreement; (b) you are hereby advised to consult with an attorney prior to signing this Agreement; (c) you have Review Period days from your receipt of this Agreement to review it and to consider your decision to sign it, although you may return it to the undersigned prior to that time if you desire, provided you have ceased performing your current job duties; (d) you are entering into this Agreement of your own free will; and (e) this Agreement is not intended to be a waiver of Claims arising after the date you sign this Agreement.

20.	[Revocation and ]Expiration of this Agreement.

FOR ALL OTHER EMPLOYEES > 40:

(a)
Once you sign this Agreement, you have seven days to revoke it. You may do so by delivering to the undersigned written notice of your revocation within this revocation period. Your signed Agreement will become effective on the day after this revocation period ends (“Effective Date”), provided that you have not revoked it during the revocation period.

FOR ALL OTHER EMPLOYEES < 40:

(b)	This Agreement will become effective upon both parties signature (“Effective Date”).

FOR ALL EMPLOYEES:

(c)
Your failure to sign and return this Agreement to the undersigned by the close of business on the later of your last day of work or the next day following the review period described in Paragraph __ of this Agreement will cause this offer to expire. In any event, this Agreement may not be signed until you cease performing your current job duties.

21.	EESA

EESA and Other Compliance.  Notwithstanding anything in this Agreement to the contrary, to the extent any payment or award granted pursuant to this Agreement or under any compensation plan or program of Citi or its affiliates (a “Citi Plan”) is or becomes subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any such payment or award must comply with EESA, and this Agreement and any Citi Plan in which you participate shall be interpreted to so comply. If the making of any payment or award pursuant to this Agreement or any Citi Plan would violate EESA, or if the making of such payment or award may in the judgment of Citi limit or adversely impact the ability of Citi to participate in, or the terms of Citi’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, you shall be deemed to have waived your right to such payment or award. Notwithstanding any provision of this Agreement or any Citi Plan to the contrary, to the extent required by EESA any payment or award provided for herein is subject to forfeiture or repayment if such payment or award is based on performance metrics that are materially inaccurate or would violate any other provision of EESA.  Further, the terms set forth in this Agreement are subject to any applicable conditions, limitations, and restrictions that may be imposed by any governmental or regulatory authority.

22.	Other Terms and Conditions.

(a)
This Agreement and the Program set forth the entire agreement and understanding relating to your employment relationship with [and separation from] the Company, and supersedes all prior discussions, negotiations, and agreements with respect to your employment with [and separation from] the Company, except for any prior or contemporaneous confidentiality, non-competition, non-solicitation, or arbitration agreement, [delete bracketed language if Paragraph 3 deleted {any Loan Document,}] and all applicable benefit plans, deferred compensation plans, and stock plans and prospectuses.

(b)
Except as provided in Paragraph __ above, no amendment or modification to this Agreement shall be valid unless made in a separate writing and signed by you and a duly authorized representative of the Company. Any handwritten comments, inserts or interlineations of this Agreement will not be accepted under any circumstances and shall render this Agreement null and void.

(c)
The section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement nor be construed in any way to modify, amend or affect the meaning of any of its provisions.

GROUP TERMINATIONS FOR EMPLOYEES > 40

23.	OWBPA Compliance.

In accordance with the Older Workers Benefit Protection Act, Exhibit A lists the job titles and ages of the employees in the decisional unit who were selected, and who were not selected, for the termination program described therein.

Legal Vehicle

Human Resources Officer                                                                           Date
Name:
Title:
Phone Number:

Attachment: Exhibit A

BY SIGNING THIS AGREEMENT YOU GIVE UP AND WAIVE LEGAL RIGHTS.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH FULL KNOWLEDGE OF WHAT IT MEANS.

Employee Name                                                                           Date

1 Assumes a termination of employment from Citi and from Student Loan Corporation on a Change in Control.  If such a termination from either Citi and/or Student Loan Corporation does not occur at such time, appropriate modifications will be made.

2 MSRB Rule G-37 on Political Contributions imposes restrictions on a municipal financial professional’s ability to make or solicit certain political contributions to state or to local issuer officials, candidates running for state or local office or state or local issuer officials running for federal office. Rule G-37 also imposes reporting obligations on a broker-dealer whose municipal finance professionals make contributions to state or local political parties. If you are a municipal finance professional, these restrictions and reporting obligations apply through [CHOOSE ONE: your Termination Date OR the end of the Transition Period] (including any notice period under the Employment Termination Notice Policy), and you are required to continue to pre-clear your political contributions through the end of that period. If you have any questions regarding this matter, please contact [                 ].